Exhibit h(11)

CRM MUTUAL FUND TRUST

AMENDED AND RESTATED SHAREHOLDER SERVICE PLAN

This Amended and Restated Shareholder Service Plan (this “Plan”) has been adopted by CRM Mutual Fund Trust (the “Trust”) with respect to Investor Shares of its Portfolios, CRM Small Cap Value Fund, CRM Small/Mid Cap Value Fund, CRM Mid Cap Value Fund, CRM Large Cap Opportunity Fund, CRM All Cap Value Fund, CRM 130/30 Value Fund, CRM Global Opportunity Fund, and CRM International Opportunity Fund (each, a “Fund” and collectively, the “Funds”). A majority of the Board of Trustees of the Trust (the ”Board”), including a majority of the Trustees who are not interested persons of the Trust and who have no direct or indirect financial interest in the operation of this Plan (the “Independent Trustees”), having determined, in the exercise of reasonable business judgment and in light of their fiduciary duties under state law and under Section 36(a) and (b) of the Investment Company Act of 1940, as amended (the “1940 Act”), that there is a reasonable likelihood that this Plan will benefit the Trust and shareholders of each Fund, have approved this Plan by votes cast at a meeting called for the purpose of voting hereon and on any agreements related hereto.

SECTION 1. SERVICING AGREEMENTS.

(a) The Trust, on behalf of each Fund, is authorized to enter into shareholder service agreements (the “Servicing Agreements”) with investment advisers, financial institutions and other persons (“Service Providers”) to maintain and provide certain administrative and servicing functions in relation to, the accounts of shareholders, including, without limitation:

(i)	answering shareholder inquiries regarding account status and history, the manner in which purchases, exchanges and redemptions of the Fund shares may be effected, the proxy voting policies and record of the Trust, and other matters pertaining to the Funds;

(ii)	assisting shareholders in designating and changing dividend options, account designations and addresses;

(iii)	establishing and maintaining certain shareholder accounts and records, as may reasonably be requested from time to time by the Trust;

(iv)	assisting in processing Fund share purchase, exchange, and redemption transactions;

(v)	arranging for the wiring of funds relating to transactions in Fund shares;

(vi)	transmitting and receiving funds in connection with shareholder orders to purchase, exchange, or redeem Shares;

(vii)	verifying and guaranteeing shareholder signatures in connection with redemption orders, transfers among and changes in shareholder-designated accounts;

(viii)	providing periodic statements showing a shareholder’s account balances and, to the extent practicable, integration of such information with information concerning other client transactions otherwise effected with or through the Service Provider;

(ix)	furnishing on behalf of the Trust’s distributor (either separately or on an integrated basis with other reports sent to a shareholder by the Service Provider) periodic statements and confirmations of all purchases, exchanges, and redemptions of Fund hares in a shareholder’s account required by applicable federal or state law, all such confirmations and statements to conform to Rule 10b-10 under the Securities Exchange Act of 1934, as amend, and other applicable legal requirements;

(x)	transmitting proxy statements, annual reports, updating prospectuses, and other communications from the Trust to shareholders;

(xi)	receiving, tabulating, and transmitting to the Trust proxies executed by shareholders with respect to annual and special meetings of shareholders of the Trust;

(xii)	providing reports containing state-by-state listings of the principal residences of the beneficial owners of the Fund shares;

(xiii)	completing all customer identification procedures in relation to the shareholders under the Trust’s anti-money laundering program, and taking all appropriate action in relation to shareholders under anti-money laundering requirements, including closing shareholder accounts, notifying appropriate authorities of money laundering concerns and deferring payments of redemption proceeds while money laundering concerns are investigated;

(xiv)	providing to shareholders who are individuals all privacy notices and other communications required under Regulation
S-P; and

(xv)	providing such other related services as the Trust or a shareholder may reasonably request.

(b) The Trust is authorized to enter into Servicing Agreements directly and to permit one or more Service Providers to delegate its duties under a Servicing Agreement to one or more investment advisers, financial institutions and other persons (“Third Party Service Providers”), provided that the Service Provider shall (i) remain fully responsible for the performance of all duties under the Servicing Agreement and (ii) supervise the activities of each Third Party Service Provider.

SECTION 2. SERVICING FEE; PAYMENTS.

(a) Pursuant to this Plan and the Servicing Agreements, each Fund shall daily accrue and quarterly pay, directly or indirectly, to each Service Provider a shareholder servicing fee as determined by the Trustees of the Trust (a “Servicing Fee”) which such Serving Fee shall not exceed 0.25% per annum of the average daily net assets of the Investor Class shares of the Fund with which the Service Provider maintains a service relationship, provided, however, that no Fund shall directly or indirectly pay any amounts that exceed any applicable limits imposed by law or, in the case of payments to National Association of Securities Dealers, Inc. (“NASD”) member firms, the rules of the NASD.

(b) It is recognized that the investment adviser to a Fund (an “Adviser”) may, from time to time, use revenues from its advisory fees, as well as past profits or its resources from any other source, to make payments to the distributor of the Fund or other parties with respect to any expenses incurred in connection with the distribution of the Investor Shares of the Fund, and further that the distributor of a Fund (a “Distributor”), Service Provider or Third Party Service Provider may use its past profits or its resources from any other source, to make payments with respect to the distribution of the Investor Shares of a Fund, and any such payments by such Adviser, Distributor, Service Provider or Third Party Service Provider shall not constitute expenditures made pursuant to this Plan and shall not be subject to the limitation set forth in Section 2(a) hereof. Notwithstanding the foregoing, to the extent that any payments made by the a Fund to its Adviser or any affiliate thereof, including payments made from such Adviser’s advisory fee, should be deemed to be indirect financing of any activity primarily intended to result in the sale of the shares of such Fund, then such payments shall be deemed to be authorized by this Plan but shall not be subject to the limitation set forth in Section 2(a) hereof.

SECTION 3. TERM AND TERMINATION.

(a) Unless terminated as herein provided, this Plan shall continue in effect with respect to the Investor Shares of a Fund for a period of one year from the Effective Date set forth below with respect to such Fund and shall continue in effect for such Fund for successive periods of one year, but only so long as each such continuance is specifically approved by votes of a majority of both the Trustees of the Trust and the Independent Trustees, cast in person at a meeting called for the purpose of voting on such approval.

(b) This Plan may be terminated at any time with respect to the Investor Shares of any Fund by a vote of a majority of the Independent Trustees or by a vote of a majority of the outstanding voting securities, as defined in the 1940 Act, of Investor Shares of the applicable Fund.

SECTION 4. AMENDMENTS.

This Plan may not be amended to increase materially the maximum Servicing Fee permitted by Section 2(a) hereof unless such amendment is approved by a vote of the majority of the outstanding voting securities, as defined in the 1940 Act, of Investor Shares of the applicable Fund, and no material amendment to this Plan shall be made unless approved in the manner provided for annual continuance of this Plan in Section 3(a) hereof.

SECTION 5. SELECTION AND NOMINATION OF TRUSTEES.

While this Plan is in effect, the selection and nomination of the Independent Trustees of the Trust shall be committed to the discretion of such Independent Trustees.

SECTION 6. QUARTERLY REPORTS.

The Treasurer of the Trust shall provide to the Trustees of the Trust and the Trustees shall review quarterly a written report of the amounts expended pursuant to this Plan and any related agreement and the purposes for which such expenditures were made.

SECTION 7. RECORDKEEPING.

The Trust shall preserve copies of this Plan and any related agreement and all reports made pursuant to Section 6 hereof, for a period of not less than six years from the date of this Plan. Any such related agreement or such reports for the first two years will be maintained in an easily accessible place.

SECTION 8. LIMITATION OF LIABILITY OF TRUSTEES AND OTHERS.

The trustees, officers, employees, agents or shareholders of the Trust shall not be liable for any obligations of the Trust or of the Funds under this Plan, and each Service Provider shall agree that, in asserting any rights or claims under this Plan, it shall look only to the assets and property of the Fund to which such Service Provider’s rights or claims relate in settlement of such rights or claims, and not to the trustees, officers, employees, agents or shareholders of the Trust.

Effective Date: June 15, 2005

As amended and restated to add CRM Mid/Large Cap Value Fund: November 9, 2005

As amended and restated to delete CRM Large Cap Value Fund and add CRM All Cap Value Fund: October 24, 2006

As amended and restated to change the name of CRM Mid/Large Cap Value Fund to CRM Large Cap Opportunity Fund, and add CRM 130/30 Value Fund: November 27, 2007

As amended and restated to add CRM Global Opportunity Fund and CRM International Opportunity Fund: December 9, 2008